Exhibit 1

Agrium and PotashCorp Provide Update on Approvals for Proposed Merger of Equals

Calgary, Alberta and Saskatoon, Saskatchewan, November 7, 2016 – Agrium Inc. (TSX: AGU) (NYSE: AGU) and Potash Corporation of Saskatchewan Inc. (PotashCorp) (TSX: POT) (NYSE: POT) advised that the Ontario Superior Court of Justice has issued a final order approving their merger of equals transaction to be implemented by way of a plan of arrangement under the Canada Business Corporations Act. As previously announced, shareholders of both companies overwhelmingly voted to approve the proposed merger of equals.

The companies have made good progress with respect to making all required regulatory filings and as expected, have received a supplemental information request from the Canadian Competition Bureau and a second request from the U.S. Federal Trade Commission on November 2, 2016. Agrium and PotashCorp are working through the regulatory process as planned and continue to expect the transaction to close mid-2017, subject to the satisfaction of customary closing conditions, including receipt of regulatory approvals.

About Agrium

Agrium Inc. is a major global producer and distributor of agricultural products, services and solutions. Agrium produces nitrogen, potash and phosphate fertilizers, with a combined wholesale nutrient capacity of over nine million tonnes and with significant competitive advantages across our product lines. We supply key products and services directly to growers, including crop nutrients, crop protection, seed, as well as agronomic and application services, thereby helping growers to meet the ever growing global demand for food and fibre. Agrium retail-distribution has an unmatched network of over 1,400 facilities and over 3,800 crop consultants who provide advice and products to our grower customers to help them increase their yields and returns on hundreds of different crops. With a focus on sustainability, the company strives to improve the communities in which it operates through safety, education, environmental improvement and new technologies such as the development of precision agriculture and controlled release nutrient products. Agrium is focused on driving operational excellence across our businesses, pursuing value-enhancing growth opportunities and returning capital to shareholders. For more information visit: www.agrium.com

About PotashCorp

PotashCorp is the world’s largest crop nutrient company and plays an integral role in global food production. The company produces the three essential nutrients required to help farmers grow healthier, more abundant crops. With global population rising and diets improving in developing countries, these nutrients offer a responsible and practical solution to meeting the long-term demand for food. PotashCorp is the largest producer, by capacity, of potash and one of the largest producers of nitrogen and phosphate. While agriculture is its primary market, the company also produces products for animal nutrition and industrial uses. Common shares of Potash Corporation of Saskatchewan Inc. are listed on the Toronto Stock Exchange and the New York Stock Exchange.

FORWARD-LOOKING STATEMENTS

Certain statements and other information included in this press release constitute “forward-looking information” or “forward-looking statements” (collectively, “forward-looking statements”) under applicable securities laws. All statements in this press release, other than those relating to historical information or current conditions, are forward-looking statements, including, but not limited to, statements as to Agrium and PotashCorp management’s expectations with respect to the proposed combination of Agrium and PotashCorp (the “transaction”) under a new parent company. This press release also contains forward-looking statements regarding the anticipated completion of the transaction and timing thereof. Forward-looking statements in this press release are based on certain key expectations and assumptions made by Agrium and PotashCorp, including expectations and assumptions concerning the receipt, in a timely manner, of regulatory and stock exchange approvals in respect of the transaction. Although Agrium and PotashCorp believe that the expectations and assumptions on which such forward-looking statements are based are reasonable, undue reliance should not be placed on the forward-looking statements because Agrium and PotashCorp can give no assurance that they will prove to be correct. Forward-looking statements are subject to various risks and uncertainties which could cause actual results and experience to differ materially from the anticipated results or expectations expressed in this press release. The key risks and uncertainties include, but are not limited to governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, government ownership requirements, changes in environmental, tax and other laws or regulations and the interpretation thereof; and other risk factors detailed from time to time in Agrium and PotashCorp reports filed with the Canadian securities regulatory authorities and the United States Securities and Exchange Commission. There are also risks that are inherent in the nature of the transaction, including failure to obtain any required regulatory and other approvals (or to do so in a timely manner). The anticipated timeline for completion of the transaction may change for a number of reasons, including the inability to secure necessary regulatory, stock exchange or other approvals in the time assumed or the need for additional time to satisfy the conditions to the completion of the transaction. As a result of the foregoing, readers should not place undue reliance on the forward-looking statements contained in this press release concerning the timing of the transaction.

Agrium and PotashCorp disclaim any intention or obligation to update or revise any forward-looking statements in this press release as a result of new information or future events, except as may be required under applicable U.S. federal securities laws or applicable Canadian securities legislation.

Agrium Contacts:

Investor/Media Relations:

Richard Downey

Vice President, Investor & Corporate Relations

(403) 225-7357

Todd Coakwell

Director, Investor Relations

(403) 225-7437

aginvest@agrium.com

PotashCorp Contacts

Investors:

Denita Stann

Senior Vice President, Investor and Public Relations

(306) 933-8521

IR@potashcorp.com

Media:

Randy Burton

Director, Public Relations and Communications

(306) 933-8849